Exhibit 10.19

                        WOLVERINE WORLD WIDE, INC.

                    EXECUTIVE SHORT-TERM INCENTIVE PLAN

                                 FOR 1996


                                 ARTICLE I

                         ESTABLISHMENT OF THE PLAN

1.1 The Wolverine World Wide, Inc. Executive Short-Term Incentive Plan, as described herein, is established by Wolverine World Wide, Inc. (Company) for the fiscal year of 1996, and may be continued, intact or as amended, from year to year, at the Company's option.

1.2  The Objectives of the Plan are to:

     (a) Motivate participants to improve the Company's profitability and growth by the attainment of carefully planned earnings, sales, and other contributory goals.

     (b) Promote initiative and cooperation with awards based on division and corporate earnings.

     (c) Encourage outstanding individuals to enter and continue in the employ of the Company.


                                ARTICLE II

                               PARTICIPATION

2.1 Participants shall be certain senior division and corporate employees designated from time to time by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Board.

2.2 Employees enrolled during the first six periods of the fiscal year are eligible for all the applicable award for that year. Employees enrolled after the sixth period shall not be eligible for any award for that fiscal year.


                                ARTICLE III

                             PERFORMANCE GOALS

3.1  The units of measure in the Plan are described below:


     (a) Unit Goals (operating divisions or profit centers) are measured by the attainment of predetermined (1) Profit Before Tax (80-100% weighting), (2) Annual Sales (0-20% weighting).

          Unit (divisional) participants will generally have their bonus comprised of unit profits of 56%, unit sales of 14%, corporate goals (profits and sales) of 15%, and personal goals of 15%.
          Note: Personal goals will be computed and paid by multiplying the participants' percentage achievement times 150% of target payout for the personal goal element. No credit will be given for achieving personal goals if threshold profit goals are not attained unless specifically approved by the Compensation Committee.

     (b)  Corporate goals are measured by the attainment of predetermined
          (1) Corporate-wide Profit Before Tax, Bonus, and 401(k) Plan (PBTB4), (80% weighting) and (2) Corporate-wide Sales, (20% weighting) objectives.

          Corporate participants will generally have their bonus comprised of corporate profits 64%, corporate sales 16% and personal goals 20%. Note: Personal goals will be computed and paid by multiplying the participants' percentage achievement times the maximum payout for the personal goal element. No credit will be given for achieving personal goals if threshold profit goals are not attained unless specifically approved by the Compensation Committee.

     (c) Participants will receive notification of their specific allocations for divisional, corporate and personal goals computations.

3.2 This plan recognizes three Levels of Goal Attainment for sales components and four levels of Goal Attainment for profit components.

     (a)  Target attainment which qualifies for 100% of eligible bonus.

     (b)  Threshold attainment which qualifies for 50% of eligible bonus.

     (c)  Maximum attainment which qualifies for 150% of eligible bonus.

     (d) Super Maximum. In addition, achievement above stated maximum profit goal attainment will qualify the participant for up to an additional 50% of target bonus payment (Super-Maximum). This additional potential incentive will be paid on a pro-rata basis if profits achieved are between stated maximum and super-maximum objectives.



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          Target, Threshold, and Maximum and Super Maximum goals as well as unit and corporate weightings are approved by the Compensation Committee. These goals are attached according to your unit(s)/corporate assignment. Personal goals have also been communicated to each participant.

3.3 Attainment levels falling between goals (i.e. Threshold Target, Maximum, and Super Maximum goals) will cause the award level to be adjusted by the use straight-line interpolation between the appropriate levels.

3.4 Each individual eligible for this Plan has been assigned a target bonus percentage. These targets are determined based on responsibility and/or performance levels and approved by the Compensation Committee.

3.5 A participant's actual bonus for 1995 is determined by applying the Target Bonus to the Level of Goal Attainment for the unit(s) and/or corporate to which the participant has been assigned for purposes of this Plan.

3.6 Each Plan participant has been assigned to one or more units and/or corporate. This assignment is expressed as a percentage (0-100%) and is based on the participant's position and responsibility in the Company. Thus, a participant's final bonus calculation will be the sum of each assigned unit/corporate achievement multiplied by his/her assigned percentage in that unit(s) and/or corporate.

3.7 The formula therefore for calculating an individual's bonus is as follows: Bonus equals base salary paid in 1996 multiplied by the eligible Target Bonus multiplied by the Level of Goal Attainment against target goals by the unit(s)/corporate area to which a participant is assigned.

     Bonus = Salary X Eligible Target % X Weighted Level of Goal
     Attainment.

3.8 Plan Participants will have this Plan and their individual goals, assignments, and factors explained to them. Information will be provided quarterly showing estimated progress toward the established goals.









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                                ARTICLE IV

                            GENERAL PROVISIONS

4.1  PAYOUT OF AWARDS.

     Bonuses earned under the Plan will be paid as soon as is practicable after the completion of the audit of the Company's books for the fiscal year and approval of the awards by the Compensation Committee of the Board of Directors.

4.2  ELIGIBILITY FOR PAYMENT.

     Only those employees actively at work on the last day of the fiscal year shall be eligible for any bonus earned that year. In addition, the Compensation Committee of the Board may, at its discretion, interpret or modify this Plan and make other awards if a termination is due to disability, retirement or death prior to the end of the year.

4.3  EMPLOYMENT RIGHTS.

     The Plan shall not be construed to give and does not give any employee the right to be continued in the employ of the Company.


                                 ARTICLE V

                          SUPPLEMENTAL PROVISIONS

5.1  MAXIMUM BONUS.

     There will be no limitation on the total maximum bonuses as long as the payment of bonuses and dividends is not greater than corporate PBTB4. If, however, corporate earnings were below the Threshold goal, then bonuses in those units attaining Target goal or greater would not be reduced below Target Bonus nor would bonuses in units earning between Threshold and Target goals be reduced below Threshold Bonuses.

5.2  COMPENSATION COMMITTEE DISCRETION.

     Notwithstanding the above, the Compensation Committee of the Board reserves the right to reduce the formula bonus of any participant deemed not to have performed satisfactorily in his or her position/assignment during the year.

     Likewise the Compensation Committee may increase a formula bonus if there is compelling reason to do so.


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